EXHIBIT 10.21.1

SITEL IBERICA TELESERVICIOS, S.A.U.

ADDENDUM

TO THE AGREEMENT SIGNED ON 3RD MAY 2001, RECORDED AT THE JOB CENTRE OF SAN ISIDRO ON 8TH MAY 2001

BETWEEN THE COMPANY SITEL IBERICA TELESERVICIOS, S.A. AND THE WORKER Mr PEDRO LOZANO DE CASTRO, HOLDER OF NATIONAL IDENTITY CARD NUMBER 50.803.937-L

Both parties being met, they have reached the mutual agreement and decision that, on 1st May 2010, the worker is hereby appointed as Director and General Manager of the EMEA countries assigned at each moment, reporting directly to Bert Quintana (President & Chief Operations Manager).

That, up to that date, he had contributed to the Social Security under the General Regime at the maximum contribution rate.

That, as a consequence of publication of Act 50/1998, of 30th December, that Amends Article 97.2 k) of the General Social Security Act, approved by Royal Legislative Decree 1/1994, it is obligatory for workers who are members of the governing bodies of companies to be registered under the Assimilated General Regime of the Social Security and struck off the General Regime.

Likewise and in order to compensate the losses arising for Mr Pedro Lozano de Castro due to being struck off the said General Regime, and in the event of dismissal being declared unfair, the Company undertakes to pay Mr Pedro Lozano de Castro the equivalent amount to the unemployment subsidy to which he would be entitled had he been registered under the Social Security General Regime, in an identical amount and terms to those legally foreseen. Payment of the resulting amount shall be settled monthly, on proof by Mr Pedro Lozano de Castro that he is not self-employed or working for a third party. Notwithstanding this, the worker may receive a lump sum for that item, under identical terms and net amount to the capitalisation of the unemployment subsidy foreseen by law and as long as he fulfils the legal requisites foreseen for same.

That, in addition to everything stipulated above, the parties wish to re-establish the conditions under which Mr Pedro Lozano de Castro shall be employed by the company Sitel Ibérica Teleservices, as a Director and General Manager and, to that end, they agree to attach the following conditions to this labour contract:

Variable Remuneration. As Manager of the company shall be included in the Corporate Scheme in force from time to time. The present scheme in force for the year 2010 establishes a variable bonus of 75% on the fixed salary established, with referral to its articles to calculate accrual thereof.

The relevant income tax (IRPF) withholding shall be deducted from the sums mentioned, as well as any other deduction that may be required pursuant to the laws in force from time to time.

Social Benefits. He shall be entitled to the following social benefits:
Renting fees of the company vehicle assigned under the policy existing from time to time, ADSL, and reimbursable expenses for Medical Insurance and Pension Scheme, all for a value of up to 2,400 € per month maximum. These sums shall be updated annually according to the Consumer Price Index in May each year.

Civil Liability Insurance.
This must cover the contractual and extra-contractual liabilities the Manager may contract as a consequence of performing the activities inherent to his office. The cost of same shall be borne by the company. The company shall bear any obligation generated by any contingency not covered by that insurance.

Mutual advance notice terms.
In the event of the company wishing to terminate this contract, it must serve at least six months advance notice. Should the worker wish to terminate the contract, the terms set forth in the labour laws in force shall apply.
In the event of breach by either of the parties, the party not in breach shall be entitled to compensation equivalent to the relevant salaries of the duration of the period infringed.

In Madrid, on 1st May 2010.

/s/ Pedro Lozano de Castro                /s/ Francisco Ullate
Pedro Lozano de Castro                THE COMPANY
(Signature)                        (Signature)